Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Empire Resorts, Inc. and Subsidiaries on Amendment No. 1 to Form S-1 of our report dated March 18, 2011 relating to the consolidated financial statements of Empire Resorts, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Empire Resorts, Inc. and Subsidiaries for the year ended December 31, 2010.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 23, 2011